EXHIBIT 99.2

Applied Minerals, Inc. to Hold 2013 Annual Meeting of Shareholders

NEW YORK—(BUSINESS WIRE)—Applied Minerals, Inc., (the “Company”, “Applied Minerals”) (OTCQB & OTCBB: AMNL) a leading global producer of halloysite clay and high-grade iron oxide, will hold its 2013 Annual Meeting of Shareholders on Thursday, December 5, 2013 at 3:00 PM Eastern at the Concierge Conference Center located at 780 Third Avenue, New York, N.Y.  The record date for the meeting will be October 11, 2013. For shareholders or other interested parties who cannot attend in person, the meeting will be webcast at www.virtualshareholdermeeting.com/AMNL2013.

About Applied Minerals
Applied Minerals is the leading producer of halloysite clay solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is aluminosilicate clay that forms naturally occurring nanotubes.   In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite.  These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.   Additional information on the company can be found on our company website at www.appliedminerals.com.

Applied Minerals' wholly-owned Dragon Mine also contains a high-grade iron oxide resource consisting of Goethite and Hematite. Combining ultra-high purity and consistent quality, the inherent properties of iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications.

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For Applied Minerals: Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact for Applied Minerals:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com